CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Torray Fund, a series of The RBB Fund Trust (the “Successor Fund”), and to the use of our report dated March 1, 2022 on the financial statements and financial highlights of The Torray Fund (the “Predecessor Fund”). Such financial statements and financial highlights appear in the December 31, 2021 Annual Report to Shareholders of the Predecessor Fund, which is incorporated by reference into the Successor Fund’s Registration Statement.

BBD, LLP

Philadelphia, Pennsylvania
December 9, 2022